UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________________________________________________________________________________

Date of Report (Date of earliest event reported): March 12, 2021

IZEA WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-37703	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 N. Orlando Avenue, Suite 313, PMB 247 Winter Park, Florida	32789
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 674-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IZEA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2021, the Board of Directors of IZEA Worldwide, Inc. (“IZEA” or the “Company”) appointed Peter Biere as IZEA's Chief Financial Officer and Treasurer, effective April 1, 2021. Mr. Biere has over 25 years of finance, accounting and corporate governance experience and has served in leadership roles at a number of publicly traded, software industry companies.

Mr. Biere, age 64, previously served as a principal of NextLevel, a professional services firm providing executive and board services on an interim, project and advisory basis, from 2020 to 2021. From 2017 to 2019, Mr. Biere served as the Chief Financial Officer of BSQUARE Corporation, a technology provider of intelligent devices and software systems serving a global customer base with software and engineering services. Prior to BSQUARE, from 2012-2016, he served as Chief Financial Officer of Dreambox Learning, a venture-backed EdTech SaaS provider. Mr. Biere received a Bachelor of Science and a Master of Science degree in Accounting from the University of Iowa and earned his CPA license in 1983 in the State of Texas (inactive). There are no transactions between Mr. Biere and the Company that would be reportable under Item 404(a) of Regulation S-K.

Pursuant to an Employment Agreement with an initial term commencing April 1, 2021 and ending on March 31, 2022, Mr. Biere will receive an annual base salary of $250,000 and a relocation reimbursement up to $25,000. The Employment Agreement provides for an initial issuance of 20,000 stock options and an annual issuance of stock options valued at $25,000, with 25% vesting one year from issuance and the remaining 75% vesting in equal monthly installments thereafter over three years. Additionally, Mr. Biere is eligible to receive bonuses up to $120,000 annually (or higher as determined by the Board), to be paid in a combination of cash, stock options and restricted stock units on a quarterly basis, based on the achievement of certain key performance indicators set at the beginning of each year. Each grant of bonus stock options or restricted stock units shall vest over three years in equal monthly installments.

Following the initial term, the Employment Agreement will automatically renew for successive one-year terms unless the Company or Mr. Biere provides written notice of non-renewal at least 60 days prior to the end of the current term. The Employment Agreement is subject to early termination (i) by the Company or Mr. Biere for any reason upon written notice, (ii) by the Company for cause (as such term is defined in the Employment Agreement), (iii) by Mr. Biere for good reason (as such term is defined in the Employment Agreement), and (iv) in the case of Mr. Biere's death or disability. If the Employment Agreement is terminated for any reason other than by the Company for cause or by Mr. Biere without good reason, Mr. Biere will be entitled to payment of expenses, accrued and unused vacation time, and severance of six months of his then current salary. In the case of termination due to disability, Mr. Biere will be entitled to severance of his then current salary until such time (but no more than 120 days after such disability) that disability insurance plan payments commence. If there is a change of control (as defined in the Employment Agreement) and Mr. Biere's employment terminates within six months following the change of control for reasons other than for cause or without good reason, then Mr. Biere will be entitled to severance of six months of his then current salary and six months of his COBRA payments. Additionally, upon a change of control (as such term is defined in the Employment Agreement), Mr. Biere’s unvested equity awards will be subject to acceleration pursuant to the terms of the Employment Agreement.

The Employment Agreement also contains covenants restricting Mr. Biere from engaging in any activities competitive with the Company’s business during the term of the Employment Agreement and for a period of up to one year thereafter, and prohibiting him from disclosure of confidential information regarding the Company.

The foregoing summary description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

Item 7.01 Regulation FD Disclosure

On March 18, 2021, IZEA issued a press release announcing the appointment of Mr. Biere as its Chief Financial Officer and Treasurer. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01 of this report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 7.01 shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.       Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

10.1	Employment Agreement effective as of April 1, 2021, between IZEA Worldwide, Inc. and Peter Biere.
99.1	Press Release issued by IZEA Worldwide, Inc. on March 18, 2021, furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IZEA WORLDWIDE, INC.

Date: March 18, 2021	By:/s/ Edward H. (Ted) Murphy Edward H. (Ted) Murphy Chief Executive Officer